Exhibit 10.22
[LSI Logic Letterhead]
January 29, 2007
Jeff Hoogenboom
116 Trellingwood Drive
Morrisville, NC 27560
Dear Jeff:
I am pleased to confirm our offer of employment with LSI LOGIC CORPORATION. To be sure that you understand the terms and conditions of this offer of employment, I would like to detail them below.
Your position will be Executive Vice President, Sales and an elected officer of the Company pending Board of Director approval. You will be reporting to Abhi Talwalkar and you will receive $325,000.00 annualized.
You will be eligible for all executive company benefits, including group health insurance coverage, annual tax and financial counseling, and one-time estate planning, as of your date of hire. The details of these plans will be discussed with you when you join the company.
You will receive a monthly car allowance of $800.00.
When you join LSI LOGIC CORPORATION, you will receive a one time “sign-on” bonus of $150,000.00, less statutory withholding. This payment will be made 30 days after you join the company.
In this position you are eligible to participate in LSI Logic’s 2007 Incentive Plan. You have been included in this Incentive Plan because of your ability to directly influence the results of your organization and the Company. Your participation for incentive payout is based on your contribution to LSI Logic’s achievement of its 2007 goals for Operating Income and Incremental Revenue Growth and the achievement of your and your organization’s own specific objectives. Your target short-term incentive amount is 55% of your base salary and is guaranteed at 100% of target for the first year.
You will also be eligible to receive a performance-based bonus of $75,000.00 based on the achievement of stretch goals set forth by Abhi Talwalker. This supplemental bonus opportunity will be offered for your first year of employment only.
As is our normal practice, this offer is contingent upon verification of job applicable information submitted on your application, verification of work authorization as required by the Immigration Reform and Control Act of 1986, as well as your signing the ‘Employee Invention and Confidential Information Agreement’.

If you find the terms of this offer acceptable, please sign below conveying your acceptance and indicate a start date prior to returning this letter to me. Retain the enclosed copy of this letter for your records. Jeff, we are excited about the opportunity to have you join our organization. We have enjoyed meeting with you and are confident you will make a significant contribution to the success and future of LSI Logic Corporation.
Regards,

/s/ Jon Gibson
Jon Gibson
Vice President, Human Resources

/s/ Jeff Hoogenboom	2-20-2007
Signature of Jeff Hoogenboom	Date

2-20-2007
Start Date

JG:vm

Enclosures

[LSI Logic Letterhead]
January 29, 2007
Jeff Hoogenboom
116 Trellingwood Drive
Morrisville, NC 27560
Dear Jeff:
This is to advise you that upon becoming an employee of LSI Logic you will be eligible to be granted an option to purchase shares of Common Stock of LSI Logic Corporation pursuant to the Company’s stock option program. You will also be granted Restricted Stock Units.
Management intends to recommend that a non-statutory stock option to purchase 250,000 shares be granted to you. However, this is not an offer to grant you an option or to sell you shares of LSI Logic Corporation Common Stock. The LSI Logic Corporation Board of Directors has ultimate discretionary authority with respect to stock option grants made by the Company and there can be no assurances that management’s recommendation will be approved.
Stock option grants are made subject to the terms and conditions of the stock option plan, the stock option grant award and such other terms as the Board of Directors may determine appropriate. The exercise price for a stock option is normally equal to the closing price of the Company’s Common Stock on the date the option grant is effective. In addition, stock options are subject to a vesting schedule. Generally 25% of the option becomes exerciseable each year beginning one year after the grant date, so long as the grantee remains an employee of the Company.
The foregoing is only a partial description of the terms generally provided for stock option grants. The stock option plan under which a specific option is granted and the terms of a specific grant award will be controlling in all respects. You will be notified when action has been taken on the recommendation described above and will receive a copy of the stock option plan with the grant award.
Management also intends to recommend that a grant of 100,000 Restricted Stock Units (RSUs) be granted to you. The RSU grant will be granted under and subject to the terms, definitions, and provisions of the Company’s 2003 Plan. They will be scheduled to vest at a rate of 1/4 on each anniversary of the grant over four years assuming your continued employment with the Company on each scheduled vesting date. Any portion of the RSU grant that becomes vested will be settled in shares of the Company’s Common Stock promptly after vesting. The RSU grant will be subject to the Company’s standard terms and conditions for RSUs granted under the 2003 Plan.
Regards,

/s/ Jon Gibson
Jon Gibson
Vice President, Human Resources

JG:vm